Exhibit 10.9

EXHIBIT A
AMENDED AND RESTATED LICENSING AGREEMENT

This Amended and Restated Licensing Agreement (“Agreement”) is effective on the 1st day of July, 2007, by and between Jerry L. Swinford ("GRANTOR"), a natural person residing in Houston, Harris County Texas, and Coil Tubing Technology Holdings, Inc. (“GRANTEE”), a Nevada corporation with a mailing address of 19511 Wied Road, Suite E, Spring, Texas 77388 (collectively “the Parties”).

Whereas, the parties previously entered into a Licensing Agreement on or around July 1, 2007 (the “Prior Licensing Agreement”), which Prior Licensing Agreement is replaced and superseded in its entirety by this Agreement.

Whereas, GRANTOR has invented, designed, and built a device and method for inducing relative rotation in a remote location of an upper portion and a lower portion in response to relative axial movement (the Subterranean Rotation-Inducing Device and Method).  GRANTOR has invented and designed various devices and methods which utilize similar techniques and are intended to serve similar or related functions.  Furthermore, GRANTOR has invested and designed various other devices and methods, and anticipates inventing and designing various other devices and methods, which can be utilized by GRANTEE or its subsidiaries, but which may or may not utilize techniques similar to the Subterranean Rotation-Inducing Device and Method.  Some, but not all, of such devices have been built (as prototypes) and have or will be tested.  The Parties intend for all such devises and methods, including devises and methods developed, invented or designed while GRANTOR is employed by GRANTEE or its subsidiaries, to be provided for an governed by this Licensing Agreement.  Thus, collectively, all such devices and methods described above are referred to herein as the “Invention.”

Whereas, GRANTOR filed a United States Patent Application, Serial Number 08/471,774, for the device and method known as "Subterranean Rotation-Inducing Device and Method" on June 6, 1995.  The United State Patent and Trademark Office granted a Patent on such Application by issuance of Patent Number 5,584,342.  GRANTOR has also filed provisional patent application 60/787,906 and and a non-provisional patent application filing 11/693,568 for certain jet powered down hold driven tools.  GRANTOR anticipates that such additional devices and methods referred to above, will require prosecution of U.S. and/or international Patent Applications.  Collectively, Patent Number 5,584,342 and provisional patent application 60/787,906 and patent application 11/693,568 and any and all additional Patent Applications or Letters of Patent are referred to herein as the “Application.”

Whereas, GRANTEE is desirous of obtaining and GRANTOR is willing to grant an exclusive license to manufacture, use, sell, rent, and otherwise similarly exploit GRANTOR'S interest in the Invention, the Application, and any and all Letters Patent of the United States or other jurisdiction which may be granted therefor.

NOW, THEREFORE, in consideration of the payment by each party to the other of the sum of One Dollar ($1.00) and other good and valuable consideration, the receipt of which is hereby acknowledged, and in consideration of the covenants and obligations hereinafter set forth to be well and truly performed, the Parties hereby agree as follows:

I. DEFINITIONS

1.01  "Sold," "sales," and "sell" shall include sales, rentals, leases, transfers, consignments, and the like as well as any other commercial exploitation of the subject Invention Property Products.  One example of such other commercial exploitation is the use of the Invention Property Products without directly charging for the Invention Property Products, but charging for services or other equipment related to the same job or the same customer.

1.02  The "Invention Property" is the Invention, the Application, and any and all Letters Patent of the United States or other jurisdiction which may be granted therefor as well as all reissues, divisionals, continuations, extensions and renewals thereof.

1.03  "Invention Property Products" shall mean the devices, methods, improvements to known devices, or improvements to known methods that incorporate the Invention.

1.04  An "Affiliate" is (1) any entity in which GRANTEE or any of its stockholders, directors, or officers has a direct or indirect ownership interest (other than insubstantial interests in publicly held companies) or (2) any entity which directly or indirectly through one or more intermediaries, control, is controlled by, or is under common control with GRANTEE.

II. LICENSE GRANT

2.01  GRANTOR hereby grants to GRANTEE the sole and exclusive right and license to manufacture, use, sell, and otherwise similarly exploit the Invention Property until the expiration of the Invention Property or any reissue thereof unless sooner terminated in accordance with any provision hereof.

III. ROYALTIES

3.01  As compensation and as royalties for the transfer of rights in the Invention Property including the disclosure of information not currently available to the public, and the know-how and trade secrets associated with the Invention, GRANTEE agrees to pay GRANTOR as follows:

a.	A Royalty of ten percent (10%) of the gross receipts derived by GRANTEE from all sales of Invention Property Products.
b.
In no event shall the amount of the Royalty referred to in paragraph “a” be less than $100,000 per year for each devise or method invented, designed or built for which no Letter of Patent has been issued by the United States or other jurisdiction.

c.
In no event shall the amount of the Royalty referred to in paragraph “a” be less than $200,000 per year for each devise or method invented, designed or built for which a Letter of Patent has been issued by the United States or other jurisdiction.

d.	The minimum annual royalties described in paragraphs “b” and “c” above are measured at the end of each year, the year beginning on the anniversary of the Effective Date of this Agreement.
e.	Furthermore, the minimum annual royalties described in paragraphs “b” and “c” shall be prorated in any year in which Letters of Patent issue.

3.02  GRANTEE shall pay interest to GRANTOR upon any and all amounts of royalties that are at any time overdue and payable to GRANTOR at the maximum legal interest rate permitted under Texas law.  This provision does not constitute a waiver or authorization for late payment or, in any way, negate GRANTOR's right to terminate the agreement for non-performance by GRANTEE.

3.03  Anything herein to the contrary notwithstanding, royalties with respect to all sales, transfers or consignments made by GRANTEE to an Affiliate (as herein defined) or to any purchaser which does not otherwise deal at arms-length with it, shall be computed on an amount equal to the price at which GRANTEE, at the time of such sales, transfers or consignments, would invoice the same or similar items to purchasers dealing at arms-length with GRANTEE.

3.04  Anything herein to the contrary notwithstanding, royalties with respect to all sales, transfers or consignments made by GRANTEE that amounts to other commercial exploitation of the Invention Property Products wherein the gross receipts or any portion thereof are not directly attributable to the Invention Property Products shall be computed on an amount equal to the price at which GRANTEE, at the time of such sales, transfers or consignments, would invoice the same or similar items.

3.05  GRANTEE shall have the right to conduct sales and services through a subsidiary or related entity provided that each of GRANTEE and such subsidiary or related entity shall be jointly and severally responsible for the payment of royalties and for other obligations under this Agreement, and the gross selling price subject to royalty shall be deemed the price at which Invention Property Products are sold or resold by GRANTEE or by its subsidiary or related company, whichever be the highest.

3.06  GRANTEE agrees to pay GRANTOR the full royalty set forth in paragraph 3.01 for as long as the license is in effect.

3.07  GRANTEE agrees to use good faith and fair dealing in all dealings with GRANTOR.  This good faith requirement includes the covenant to use fair market value in all sales and in calculating all royalties.

3.08  On Invention Property Products sold by another (not including Affiliates of GRANTEE), royalties are calculated and reported on Invention Property Products with the same conditions as if sold by GRANTEE.

IV. TIME FOR ROYALTY PAYMENTS; ACCOUNTING RECORDS; EXAMINATION

4.01  GRANTEE agrees to keep complete and correct account of the number of Invention Property Products which have been sold, and the number of Invention Property Products which have been ordered and manufactured, and also showing invoice number, customer name and address, gross selling price for each Invention Property Products sold, the total Gross Sales, and the amount of royalty due.

4.02  Where GRANTEE contracts with another for the manufacture of Invention Property Products, GRANTEE agrees to require the manufacturer to keep complete and correct account of the number of Invention Property Products which have been ordered and manufactured, and also showing the date and destination of each shipment of Invention Property Products.

4.03  Within twenty (20) days after the end of each month, reports shall be made by the GRANTEE to the GRANTOR setting forth the number of Invention Property Products which have been sold, and the number of Invention Property Products which have been ordered and manufactured, and also showing the invoice number, customer name and address, gross selling price for each Invention Property Product sold, the total Gross Sales, and the amount of royalty due.

4.04  GRANTEE's remittance for the full amount of royalties due for such month, with interest from the end of the month to the date of payment, shall accompany such reports.

4.05  GRANTOR or its representative shall have the right, not more often than once each quarter, to examine GRANTEE's books of account at all reasonable times, during normal business hours, to the extent and insofar as is necessary to verify the accuracy of the above-mentioned reports.  It is agreed that GRANTOR shall have the privilege of having a certified public accountant audit all statements of account, reports, etc. provided for in this Agreement to be made by GRANTEE to GRANTOR and that GRANTEE shall place at the disposal of said certified public accountant for the purposes of this paragraph any and all records essential to the verification of such reports.  The expense of such audits and verifications shall be borne by GRANTOR, except that if any audit shows a deficiency of more than five percent (5%) in the royalties reported and paid, then GRANTEE shall bear the cost of the audit.

4.06  GRANTOR agrees to hold strictly confidential all information concerning royalty payments and reports and all information learned in the course of any audit hereunder, except when it is necessary for GRANTOR to reveal such information in order to enforce its rights under this Agreement.

4.07  In the event of termination of this Agreement for any reason whatsoever, GRANTEE agrees to permit GRANTOR, its auditors, accountants or agents to inspect all said records and books of GRANTEE and to investigate generally all transactions of business carried on by GRANTEE pursuant to this Agreement and the license hereby granted, for a period of six (6) months after such termination.

V. WARRANTIES BY GRANTOR

5.01  GRANTOR represents and warrants that it is the owner of the entire right, title and interest in the licensed Invention Property, and that it has the sole right to grant the licenses under the licensed Invention Property of the scope herein granted.

5.02  GRANTOR represents and warrants that it has the right to enter into this Agreement, and that there are no outstanding assignments, grants, licenses, encumbrances, obligations or agreements, whether written, oral or implied, inconsistent with this Agreement.

VI. ENFORCEMENT OF LICENSED PATENTS

                6.01  The Parties hereto agree to keep a diligent watch for infringement of the Invention Property  and notify the other Party of any such infringement.  The Parties will use reasonable attempts to halt any such infringement.  However, neither Party shall be required to pursue an infringement action that the Party believes is frivolous or without merit under the circumstances.  Thus, the parties will, by agreement based upon the circumstances at the time, pursue legal action against alleged infringers of the Invention Property against whom both of the Parties have a good faith, reasonable belief they will prevail.  Based upon these guidelines, should one of the Parties elect not to pursue the alleged infringer, the other Party may pursue the alleged infringer at their own expense and for their own benefit and shall have the right to retain the benefit of any and all judgments for themselves.  If the Parties pursue an alleged infringer together, the Parties will share in any expense and recovery from such lawsuit as agreed in advance of commencing any legal action and based on the circumstances of the particular infringement.  In the event that GRANTEE commences litigation on its own, without GRANTOR, GRANTEE has the right to join GRANTOR as a necessary party and to gain his cooperation in exchange for reasonable compensation of GRANTOR’S costs.  GRANTOR shall be entitled to be represented at any such proceedings, commenced solely by GRANTEE, by GRANTOR’S own counsel, at GRANTOR’S own expense.  Should all patent(s) on the Invention be invalidated during an infringement suit, the royalty rate shall be reduced as provided for herein.  GRANTEE is obligated to continue to make reports, payments, and accountings through this period.  A reduced rate, if appropriate, begins on the date any judgment invalidating the patent(s) becomes final.

6.02  GRANTOR shall not be obligated to defend or save harmless GRANTEE in any suit, damage claim, or demand based on actual or alleged infringement of any patent or any unfair trade practice resulting from the exercise or use of any right or license granted hereunder.  In the event that the GRANTEE’S right to use the devices, methods, processes, and techniques shall be challenged by any person or company claiming patent infringement by use thereof, GRANTOR shall provide such information as GRANTOR may possess which GRANTOR deem necessary to show the date or dates of discovery of the devices, methods, processes, and techniques, provided that GRANTOR will be compensated for any expense incurred in connection therewith.

VII. ASSUMPTION OF THE RISK BY GRANTEE

7.01  GRANTEE agrees to assume full responsibility for product liability claims resulting from the sale or use of the Invention Property Products and hold GRANTOR harmless from any liability therefor, to indemnify GRANTOR, and to obtain sufficient liability insurance to cover any such claims.

VIII. PATENT MARKING

                8.01  GRANTEE agrees to mark permanently and legibly all Invention Property Products sold by it under this Agreement with the notation "Patent Pending" or “International Patent Pending” during the prosecution of any Patent application.

8.02  Upon issuance of a patent and thereafter during the patent term, GRANTEE agrees to mark permanently and legibly all Invention Property Products sold by it under this Agreement with the notation "U.S. Patent No." or similar mark for patents issued by another jurisdiction, followed by the patent number.

IX. TERMINATION RIGHTS

9.01  The rights granted to GRANTEE shall remain with GRANTEE throughout the life of the Invention Property or during the period of GRANTEE’S exploitation of any devise or method of the Invention Property whichever is longer.  At the end of the term, all rights immediately and automatically revert to GRANTOR, regardless of any outstanding sublicenses.  The obligation on the part of GRANTEE to make the payments required shall continue regardless of the issuance, non-issuance, or invalidation of a patent for the Invention in accordance with the compensation terms of this Agreement.

9.02  In the event of any adjudication of bankruptcy, appointment of receiver by a court of competent jurisdiction, assignment for the benefit of creditors, or levy of execution directly involving GRANTEE, GRANTOR may, at his option, terminate this Agreement upon not less than twenty (20) days notice to GRANTEE, provided, however, that such termination shall not impair or prejudice any right or remedy that GRANTOR might otherwise have under this Agreement.

9.03  GRANTOR may terminate this Agreement on ninety (90) days written notice to GRANTEE if the quality of the Inventory Property Products is substandard as reasonably determined by GRANTOR.

9.04  If GRANTEE shall at any time commit any breach of any covenant, warranty or agreement herein contained, including the obligation to pay royalties, or shall misrepresent the product or misrepresent the applications of the product and shall fail to remedy any such breach or misrepresentation of the product or the applications of the product within thirty (30) days after written notice thereof by the GRANTOR, then GRANTOR may at his option, and in addition to any other remedies that he may be entitled to, cancel this Agreement by notice in writing to such effect or, alternatively, convert this license to a non-exclusive license.  If an initiated program does not remedy the breach within three (3) months after the aforementioned written notice by the GRANTOR, then GRANTOR may at his option, and in addition to any other remedies that he may be entitled to, cancel this Agreement by notice in writing to such effect or, alternatively, convert this license to a non-exclusive license.

9.05  If GRANTEE is not doing its best to satisfy demands for the devices incorporating the Invention Property as determined by the good faith belief of GRANTOR, GRANTOR may elect to convert the license to a non-exclusive license with sixty (60) day written notice given to GRANTEE.  If GRANTOR does subsequently grant any other licenses, GRANTEE may terminate this Agreement by ninety (90) day written notice to GRANTOR.

9.06  If GRANTEE does not meet the minimum royalties requirement, GRANTOR may elect to terminate this Agreement or, alternatively, convert the license to a non-exclusive license with sixty (60) day written notice given to GRANTEE, unless GRANTEE shall pay to GRANTOR by the end of that time the amount required to meet the minimum royalties.  If GRANTOR does subsequently grant any other licenses, GRANTEE may terminate this Agreement by ninety (90) day written notice to GRANTOR.

9.07  In the event of termination of this Agreement for any reason, GRANTEE shall not thereby be discharged from any liability or obligation to GRANTOR that accrued on or prior to the date of the termination.  All unpaid sums shall become due and payable immediately.

9.08  On the termination of this Agreement for any reason, GRANTEE shall deliver to GRANTOR all books, notes, drawings, writings, and other documents, samples and models relating to any improvements, trade secrets, or inventions that are the subject of this Agreement.  On termination of this Agreement, if any patents on the Invention have not expired, then GRANTEE shall cease to exploit, use, manufacture, or sell the Invention in any way.  All confidential material shall remain confidential.

X. PAYMENT OF COSTS ASSOCIATED WITH THE INVENTION PROPERTY

                10.01  GRANTEE agrees to pay all costs, including attorney’s fees and governmental fees, associated with the prosecution, issuance, and maintenance of the Invention Property.

10.02  GRANTEE shall pay the costs to GRANTOR or to an agent designated by GRANTOR within twenty (20) days from written request by GRANTOR.

10.03  The request for payment of costs shall include sufficient information to allow GRANTEE to verify the cost.  Information such as invoices and citations of statutory provisions along with an explanation of why the statute applies are examples of sufficient information but other information may suffice.

XI. FORCE MAJEURE

11.01  Neither of the parties hereto shall be liable in damages or have the right to cancel this Agreement for any delay or default in performing hereunder (other than the non-payment of royalties or other payments due under the Agreement) if such delay or default is caused by conditions beyond its control including, but not limited to acts of God, government restrictions, wars or insurrections, strikes, fires, floods, work stoppages, and/or lack of materials.

XII. SEVERABILITY

12.01  Should any part or provision of the Agreement be held unenforceable or in conflict with the law of any jurisdiction, the validity of the remaining parts or provisions shall not be affected by such holding.

12.02  In any litigation involving this Agreement, any court having jurisdiction thereof is authorized to reform the agreement to conform as closely as possible to the original intent of the parties with respect to any subject matter found to be unenforceable or in conflict with any law.

XIII. LIMITATION ON EFFECT OF WAIVER

13.01  A waiver of any breach of any provision of this Agreement shall not be construed as a continuing waiver of other breaches of the same or other provisions of this Agreement.

XIV. NEGATION OF AGENCY

14.01  Nothing herein contained shall be deemed to create an agency, joint venture or partnership relation between the parties hereto.  It is understood and agreed that GRANTEE is not, by this Agreement or anything herein contained, constituted or appointed the agent or representative of GRANTOR for any purpose whatsoever, nor shall anything herein contained be deemed or construed as granting to GRANTEE any right or authority to assume or to create any obligation or responsibility, express or implied, for or on behalf of or in the name of GRANTOR, or to bind GRANTOR in any way or manner whatsoever.

XV. ENTIRE AGREEMENT

15.01  This Agreement sets forth the entire agreement and understanding of the parties relating to subject matter contained herein and merges all prior discussions between them, and neither party shall be bound by a definition, condition, warranty, or representation other than as expressly stated in this Agreement or as subsequently set forth in a writing signed by the party to be bound thereby.

XVI. NEGATION OF CERTAIN WARRANTIES

16.01  No warranty or representation is given or made by GRANTOR (a) that Licensed Devices are free from infringement of the patent rights of third parties; or (b) as to scope or validity of the Licensed Patent, other than the that described in Section V of this Agreement.

XVII. ASSIGNABILITY

17.01  GRANTEE agrees not to assign or transfer, by operation of law or otherwise, its interest in the Invention Property or its interest in this agreement to any person, firm, or corporation without the written consent of the GRANTOR so to do.  GRANTOR may require submission of any relevant information from GRANTEE in making such evaluation.

17.02  GRANTOR may assign or transfer, by operation of law or otherwise, its interest his the Invention Property or its interest in this agreement to any person, firm, or corporation without the associated obligations contained in this Agreement.
XVIII. SUBLICENSING

18.01  Should GRANTEE desire to sublicense all or any portion of the Invention Property, GRANTEE shall submit to GRANTOR the name of the proposed sublicensee financial, historical, and other information concerning the proposed sublicense sufficient to allow GRANTOR to determine the business, financial, technological, and other capabilities and stability of the proposed sublicensee, and true copies of the agreement or agreements to be entered into with the sublicensee.

18.02 GRANTOR shall within a reasonable time after submission of all of the foregoing, approve or disapprove the proposed sublicensee.  GRANTOR is under no obligation to approve of any proposed sublicensee.  GRANTOR may unreasonably withhold approval of any sublicensee and his approval or disapproval shall be subject to his complete discretion and fiat.

18.03  Any sublicense agreement shall incorporate the terms of this Agreement and shall, inter alia, require that the sublicensee acknowledge the primacy and validity of this Agreement, require the sublicensee upon written notice from GRANTOR to make payments required hereunder directly to GRANTOR, and provide for audit rights of the sublicensee by GRANTOR equivalent to those provided in this Agreement.

XIX. GOVERNING LAW

19.01  This Agreement shall be interpreted and construed, and the legal relations created herein shall be determined, in accordance with the laws of the State of Texas.

XX. NOTICES

20.01  Notices, reports, statements, payments, etc. required or permitted under this Agreement shall be in writing and shall for all purposes deemed to be fully given and received upon deposit with the United States Post Office if sent by certified mail, postage prepaid, to the respective parties at the following addresses:

to GRANTEE:                                        Coil Tubing Technology Holdings, Inc.
19515 Wied Road, Suite E
Spring, Texas 77388

to GRANTOR:                                       Jerry L. Swinford
                19515 Wied Road, Suite E
Spring, Texas 77388

20.02  Either party hereto may change its address for the purposes of this Agreement by giving to the other party written notice of its new address.

XXI. GENERAL ASSURANCES

21.01  The parties agree to execute, acknowledge and deliver all such further instruments, and do all such other acts, as may be necessary or appropriate in order to carry out the intent and purposes of this Agreement.

XXII. COUNTERPARTS

22.01  This Agreement may be executed in one or more counterparts, each of which shall be treated and deemed an original, but all of which together shall constitute one and the same document.

XXIII. EFFECTIVE DATE

23.01  This Agreement, regardless of the date of its execution shall be effective as of July 1, 2007.  Such date is referred to herein as the “Effective Date.”

IN WITNESS WHEREOF, the parties hereto have executed this Agreement this 7th day of September, 2007.

GRANTEE:
                Coil Tubing Technology Holdings, Inc.

                        /S/ Jerry Swinford
Jerry L. Swinford, President

GRANTOR:

                        /S/ Jerry Swinford
Jerry L. Swinford